Exhibit 10.8.1

TRANSITION COMPENSATION PLAN AND AGREEMENT

THIS TRANSITION COMPENSATION PLAN AND AGREEMENT, effective as of March 1, 2019 (the “Effective Date”), is made and entered into between TRINITY INDUSTRIES, INC., a Delaware Corporation with its principal office at 2525 Stemmons Freeway, Dallas, Texas 75207 and _______________, an individual (hereinafter called “Officer”);
WITNESSETH:
WHEREAS, Officer is in the employ of Trinity Industries, Inc. or a subsidiary of Trinity Industries, Inc. (hereinafter, referred to as the “Company”) and serves in a capacity which will develop and expand the business of the Company; and
WHEREAS, in recognition of Officer’s continued, valued service to the Company as an employee and officer, and as a further inducement to Officer to remain in the employ of and serve the Company in the future, and to facilitate a smooth transition of Officer upon separation from service, the Company desires to continue to provide certain benefits for Officer and his/her designated beneficiary through this Transition Compensation Plan and Agreement (the “Plan”), as hereinafter set forth; and
WHEREAS, Officer has been selected by the Human Resources Committee of the Board of Directors of the Company (the “Committee”) to participate in this Plan and Officer is willing to remain in the employ of the Company and to have the Company establish an account for deferred compensation in order to provide such benefits, as hereinafter set forth; and
WHEREAS, Officer has agreed to participate in this Plan as evidenced by his/her execution of this document.
NOW, THEREFORE, in consideration of the premises and the terms, conditions and covenants hereinafter set forth, the Company and Officer hereby agree as follows:
1. Deferred Compensation Account. As of the Effective Date, the Company shall establish on the books of the Company in the name of Officer an account to which shall be credited an amount equal to a percentage (as described below) of Officer’s combined annual base salary and annual incentive compensation (“Eligible Compensation”) relating to the period commencing on January 1 and ending on December 31 of each calendar year (each, a “Plan Year”), with the first Plan Year commencing on January 1, 2019 and ending on December 31, 2019 (the “First Plan Year”), and each Plan Year thereafter (subject to the annual determination by the Committee regarding (i) the continuation of this Plan, and (ii) Officer’s continued participation in the Plan). As of the end of each Plan Year, Officer’s bookkeeping account will be credited with an amount equal to ten percent (10%) of Officer’s Eligible Compensation for such Plan Year, subject to the annual determination by the Committee regarding (i) the continuation of this Plan, and (ii) Officer’s continued participation in the Plan. If, during a Plan Year, Officer ceases to be eligible to participate in the Plan, Officer’s bookkeeping account shall be credited with ten percent (10%) of (a) Officer’s Eligible Compensation related to base salary payable for the portion of such Plan Year during which Officer was a participant in the Plan, and (b) that amount of Officer’s Eligible Compensation related to the Company’s annual Incentive Compensation Program (or comparable annual bonus plan) payable to Officer, if any, for the portion of such Plan Year during which Officer was a participant in the Plan, as determined by the Committee; provided that, if Officer’s eligibility to participate in the Plan ceases during the First Plan Year, the months of January and February of 2019 shall be included for purposes of calculated the pro-rated amount that is credited to Officer’s account under clause (a) above.
Each Plan Year in which the Plan is continued, the balance in Officer’s bookkeeping account shall be credited on a monthly basis with interest (“Interest Equivalent Rate”). The Interest Equivalent Rate shall be established by the Committee, or its designee, in the Committee’s or its designee’s sole discretion, prior to the beginning of each Plan Year. Once established, the Interest Equivalent Rate shall remain the same for the entire Plan Year. At the end of each calendar month, the balance in Officer’s bookkeeping account as of the immediately preceding month will be multiplied by the Interest Equivalent Rate divided by 12. The resulting interest amount shall then be credited to Officer’s bookkeeping account. The total of the amounts credited to Officer’s bookkeeping account shall be payable in the manner and subject to the conditions hereinafter set forth.
If, during a Plan Year, Officer’s bookkeeping account balance reaches two times Officer’s annual base salary plus target annual incentive compensation amount as of the Effective Date, crediting of amounts other than interest will be discontinued.
For purposes of determining Officer’s Eligible Compensation, base salary shall be defined as that amount specifically approved by the Company as base salary and shall exclude other payments such as perquisite allowance, insurance reimbursements, special awards, etc., as determined by the Committee or its designee, in the Committee’s or its designee’s sole discretion. For purposes of determining Officer’s Eligible Compensation, annual incentive compensation shall mean all amounts earned under the Company’s annual Incentive Compensation Program (or comparable annual bonus plan) for a given year whether payable currently or over a period of future years and excludes equity compensation except as awarded in lieu of cash under the annual Incentive Compensation Program, in each such case as determined by the Committee or its designee, in the Committee’s or its designee’s sole discretion.
The Committee will make an annual determination regarding whether to continue the Plan for the next Plan Year and whether Officer shall continue to be eligible to participate in the Plan for such Plan Year. In the event Officer’s participation in the Plan is terminated, as of the date of termination of Officer’s participation, no further deferrals of Eligible Compensation shall be added to Officer’s bookkeeping account. Officer’s bookkeeping account shall, however, continue to be maintained and administered (including monthly credits of interest at the Interest Equivalent Rate in effect for the Plan Year) in accordance with the terms of the Plan. Unless the Committee discontinues Officer’s participation in the Plan, his/her participation in the Plan shall continue in like manner for each Plan Year after the first Plan Year for so long as Officer shall continue his/her employment with the Company.

2. Administration of the Plan and Account. The Plan shall be administered by the Committee or its designee. The Committee or its designee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the discretionary authority to control and manage the operation and administration of the Plan. The Committee or its designee shall have the fiduciary power and discretion to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, or its designee, and the application of rules and regulations to a particular case or issue by the Committee, or its designee, in good faith, shall not be subject to review by any person or entity, but shall be final, binding and conclusive on all persons ever interested hereunder.
The account established by the Company on its books in the name of Officer shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to Officer, or his/her designated beneficiary, pursuant to this Plan. The Company shall have the right to segregate from the other general assets of the Company the sums which accrue monthly hereunder as deferred compensation. Neither Officer nor his/her designated beneficiary shall at any time have any legal or equitable rights, interests or claims in accrued sums which are so segregated and/or invested and reinvested, and such funds, as they are from time to time constituted, and all other assets of the Company shall at all times remain the general, unpledged unrestricted assets of the Company subject to the claims of the general creditors of the Company.
3. Payment of Deferred Compensation. Subject to the conditions hereinafter set forth, the deferred compensation accrued hereunder and shown to Officer’s credit on the books of the Company shall be payable after Officer’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter “Section 409A”)) (a “Separation from Service”). Officer shall generally be deemed to have experienced a Separation from Service on the date Officer dies, retires, or otherwise has a termination of employment with the Company. To clarify, as set forth herein, benefits under this Plan shall be payable only if: (i) Officer has incurred a Separation from Service, (ii) Officer has complied with and continues to comply with the conditions set forth in Section 4 (to the extent applicable), and (iii) the Company has not terminated Officer’s service for “Cause” (as such term is defined in the [Amended and Restated] Change in Control Agreement by and between the Company and Officer, as it may be amended from time to time).
Officer may elect the form of payment of his/her account, in one of the following two alternatives:
a.    Payment may be made in annual periodic payments for specified number of years, not fewer than one (1) nor in excess of twenty (20), with the first payment to be made one (1) year from the date of Officer’s Separation from Service and subsequent payments to be made on the same date of each succeeding year. During such period, Officer’s bookkeeping account shall continue to be credited with interest at the Interest Equivalent Rate on a monthly basis pursuant to the procedures described in Section 1 above. Each installment payment shall be in an amount equal to the amount shown to Officer’s credit on the books of the Company as of the last day of the month preceding the month in which the payment is made, multiplied by a fraction the numerator of which is one (1) and the denominator of which is the number of payments remaining (including the current payment).
b.     Complete payment may be made in a lump sum paid one (1) year from the date of Officer’s Separation from Service.
Officer’s election pursuant to this paragraph must be made as of the Effective Date pursuant to a Distribution Election form provided by the Company and, except as provided below, shall be irrevocable. In the absence of an election, payment shall be made in the form of a lump sum. Officer may change his/her distribution election regarding the timing or form of payment only if any such change is (a) made at least twelve (12) months before the first payment is scheduled to commence, and (b) such change results in each payment being made no earlier than five (5) years after such payment was scheduled to begin under the prior election. For purposes of applying the requirements above, the right of Officer to receive his/her account in installment payments shall, as provided in Section 409A, be treated as the entitlement to a single payment. All payments shall be paid to Officer if living, or if not living, to his/her designated beneficiary (on a form provided by the Company) or, upon failure to make such designation or if the designated beneficiary shall predecease Officer, to Officer’s estate. If at the time of Officer’s death Officer is divorced and the last beneficiary designation on file with the Committee, or its designee, is Officer’s former spouse, the former spouse shall be deemed to have predeceased Officer and Officer’s remaining benefits shall be paid to Officer’s estate.
Notwithstanding the foregoing, Officer may make a separate election regarding distribution of his/her account in the event that Officer’s Separation from Service with the Company occurs on or within two years after a “Change in Control” (as defined by Section 409A); in such event, the amount to the credit of Officer will be distributed to Officer either in a lump sum or in annual installments not exceeding twenty (20) years, whichever is so elected by Officer as of the Effective Date. Officer may change this election only as provided in the preceding paragraph and in a manner as permitted in compliance with Section 409A. If installment payments are elected, the method of distribution shall be similar to the method described for installment payments under the preceding paragraph. In the absence of a separate election, payment shall be made in a lump sum five (5) days following Officer’s Separation from Service following a Change in Control; provided, however, that if Officer is a “specified employee” (as defined by Section 409A) on the date of Officer’s Separation from Service, payment will be delayed until the first day of the seventh month following Officer’s Separation from Service or Officer’s death, whichever is first.
For purposes hereof, a “Change in Control” shall have the same meaning as defined by Section 409A.
4.    Conditions. The payment of deferred compensation to Officer, as hereinabove provided, shall be subject to the following conditions, the breach of any of which shall cause the forfeiture of all rights in and to any and all amounts of deferred compensation remaining unpaid upon the date of any such breach:
a.    Compliance with the Restrictive Covenants in Section 5.
b.    Commencing with the date of Officer’s Separation from Service and continuing for one (1) year, Officer shall be available for consultation in respect of matters pertaining to the business and financial affairs of the Company, upon the request of the Company and at such reasonable and convenient times and places and for such compensation as may be mutually agreed upon.
c.     In connection with Officer’s Separation from Service, Officer must give at least six (6) months advance written notice to the Chief Executive Officer of Trinity Industries, Inc. (“Chief Executive Officer”) of Officer’s intent to transition out of Officer’s position and separate from service with the Company. Officer must work with the Chief Executive Officer to develop a process for a smooth transition of Officer’s duties and responsibilities to Officer’s successor, which process is acceptable to the Chief Executive Officer and/or the Board of Directors of Trinity Industries, Inc. (the “Board of Directors”), in the Chief Executive Officer’s and/or the Board of Director’s discretion. In addition, through Officer’s actions prior to such Separation from Service, Officer must work with the Chief Executive Officer and exhibit to the satisfaction of the Chief Executive Officer and/or the Board of Directors, in the Chief Executive Officer’s and/or the Board of Director’s discretion, that Officer has effectively implemented the agreed on process for succession so as to allow for and facilitate the smooth transition of Officer’s duties and responsibilities to the duly selected and approved successor of Officer. For the avoidance of doubt, this condition shall be deemed not satisfied if Officer’s service is terminated by the Company for Cause.
Notwithstanding the foregoing:
d.    The conditions set forth in a., b., and c. above shall be of no force and effect from and after the occurrence of a Change in Control.
e.    The conditions set forth in a., b., and c. above shall be of no force and effect from and after the occurrence of Officer’s Separation from Service as a result of Officer’s death.
f.    The conditions set forth in a., b., and c. above shall be of no force and effect from and after the occurrence of Officer’s Separation from Service as a result of Officer’s having been determined to be disabled under (i) any then effective long-term disability insurance policy or program sponsored by the Company which covers Officer, or (ii) if no such policy or program covers Officer, the terms of the Supplemental Profit Sharing Plan sponsored by the Company, or (iii) as determined by the Board of Directors.
g.    The Chief Executive Officer and/or the Board of Directors, in the Chief Executive Officer’s and/or the Board of Director’s discretion, may waive the conditions set forth in a., b. and c. above from and after the occurrence of Officer’s Separation from Service as a result of Officer’s retirement.

5.    Restrictive Covenants.
a.Non-Disclosure.
(i)During Officer’s employment with the Company, the Company shall grant Officer otherwise prohibited access to the Company’s trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at the Company’s substantial expense, and which is of great competitive value to the Company. “Confidential Information” includes all trade secrets, inventions and confidential and proprietary information of the Company including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company’s discoveries; designs; plans; strategies; models; processes; techniques; technical improvements; development tools or techniques; modifications; formulas; patterns; devices; data; product information; manufacturing and engineering processes, data and strategies; operations; products; services; business practices; policies; training manuals; principals; vendors and vendor lists; suppliers and supplier lists; customers and potential customers; contractual relationships; research; development; know-how; technical data; software; product construction and product specifications; project information and data; developmental or experimental work; plans for research or future products; improvements; interpretations, and analyses; database schemas or tables; infrastructure; marketing methods; finances and financial information and data; business plans; marketing and sales plans and strategies; budgets; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; business records; audits; management methods and information; reports, recommendations and conclusions; and other business information disclosed or made available to Officer by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the Effective Date or (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Throughout Officer’s employment with the Company and thereafter: (x) Officer shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) Officer shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of Officer’s duties.
(ii)If Officer shares Confidential Information with outside persons, other than as required to comply with applicable laws and as necessary to manage Officer’s personal finances or in accordance with the exceptions contained in this Section 5(a), Officer may be subject to Officer’s rights hereunder being forfeited upon a determination by the Company’s Human Resources Committee that Officer has violated this Section 5. Nothing in this Agreement prohibits Officer from reporting possible violations of U.S. federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of U.S. federal or state law or regulation, or participating in an investigation or proceeding conducted by any governmental or law enforcement agency or entity. Officer does not need the prior authorization of the Company to make any such reports or disclosures, and Officer is not required to notify the Company that Officer has made such reports or disclosures.
(iii)This Plan also does not prohibit the disclosure of a trade secret (as that term is defined under applicable law) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Officer files a lawsuit for reporting a suspected violation of the law, Officer may disclose the trade secret to Officer’s attorney and use the trade secret in the court proceeding if Officer files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
b.Non-Competition. In consideration for (i) this Plan and the payments and benefits provided herein; (ii) the Company’s promise to provide Confidential Information to Officer, (iii) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (iv) the Company’s employment of Officer, and (v) the compensation and other benefits provided by the Company to Officer, to protect the Company’s Confidential Information and the business goodwill of the Company, Officer agrees to the following restrictive covenants and the covenants set forth in Sections 5(c), (d), (e), and (f). During Officer’s employment and for a twelve (12) month period subsequent to Officer’s Separation from Service (the “Restricted Period”), Officer agrees he or she will not, directly or indirectly, absent the express, written consent of the Chief Executive Officer or the Chairman of the Committee, or either of their respective designees, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with, or engage in, any business that manufactures, provides or sells rail manufacturing, rail maintenance, rail leasing or rail management, tank or freight railcars, railcar parts or heads, or highway products, shipper services, and all other products and services provided, or seriously pursued, by the Company or its affiliates during Officer’s employment (“Competing Business”), in any state, or similar geographic territory, in which the Company or any of its affiliates operate as of the date of Officer’s Separation from Service and for which Officer performed services, had responsibility or received Confidential Information (“Restricted Territory”). Further, for a twelve (12) month period after Officer’s Separation from Service, Officer agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an Affiliate. Officer agrees to notify the Chief Executive Officer in writing, with a copy of such notice to the Chairman of the Committee, in the event

Officer accepts employment of any nature with any person, business, or entity during the Restricted Period.
c.Non-Solicitation. During the Restricted Period, other than in connection with Officer’s duties for the Company, Officer shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (i) solicit business, or attempt to solicit business, from any Client or Prospective Client, (ii) interfere with, or attempt to interfere with, the Company’s relationship, contracts or business with any Client or Prospective Client or Supplier, or (iii) induce or persuade in any manner, or attempt to induce or persuade, any Client or Prospective Client or Supplier to curtail or cancel any business or contracts with the Company. This restriction applies only to business which is in the scope of services or products provided by the Company. “Client or Prospective Client” means any client or prospective client with whom the Company did business or who the Company solicited within the 24 month period preceding Officer’s termination of employment, and who or which: (1) Officer contacted, called on, serviced or did business with during Officer’s employment with the Company; (2) Officer learned of as a result of Officer’s employment with the Company; or (3) about whom Officer received Confidential Information. “Supplier” means any person or entity that provided goods or services to the Company at any time during the two (2) year period before the Officer’s Separation from Service.
d.Non-Recruitment. During the Restricted Period, other than in connection with Officer’s duties for the Company, Officer shall not, and shall not use any Confidential Information to, on behalf of Officer or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an Employee or independent contractor of the Company or who was an Employee or independent contractor of the Company within the twelve (12) month period prior to Officer’s Separation from Service.
e.Non-Disparagement. Officer agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during Officer’s employment and after Officer’s Separation from Service for any reason, Officer shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its stockholders, managers, officers, directors, employees, investors or affiliates. Nothing in this Section 5(e) is intended to interfere with Officer’s right to engage in the conduct set forth in Section 5(a)(ii) or (iii).
f.Remedies. By participating in this Plan, Officer acknowledges that the geographic scope and duration of the restrictions and covenants contained in this Section 5 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) Officer’s level of control over and contact with the business in the Restricted Territory; and (iii) the amount of compensation and Confidential Information that Officer is receiving in connection with Officer’s employment with the Company. If Officer violates any of the restrictions contained in this Section 5, the Restricted Period shall be suspended and shall not run in favor of Officer until such time that Officer cures the violation to the satisfaction of the Company and the period of time in which Officer is in breach shall be added to the Restricted Period applicable to such covenant(s). Further, by executing this Agreement, Officer acknowledges that the restrictions contained in this Section 5, in view of the nature of the Company’s businesses, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company. Accordingly, by executing this Agreement, Officer acknowledges and agrees that Officer, in the event of Officer’s breach or threatened breach of the provisions in this Section 5, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Officer from the commission of such breach or threatened breach, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from Officer, damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to such breach or threatened breach. In addition, in the event Officer violates any of the restrictions contained in this Section 5, all payments under this Plan shall immediately cease, no additional payments will be due to Officer pursuant to the Plan and any benefits that vested shall be forfeited, and, to the extent Officer has previously received payments pursuant to the Plan, upon written demand by the Company, Officer must immediately pay the Company the full amount of such prior payments. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by Officer against the Company, whether predicated on this Plan or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 5, or preclude injunctive relief.
6.    Death. In the event of Officer’s death prior to the receipt of any or all of the installments under this Plan, such installments as are then unpaid shall be paid, in the same form and over the same period as such installments would have been paid to Officer, to the beneficiary or beneficiaries designated in writing on a form provided by the Company and filed with the Secretary of the Company by Officer during his/her lifetime or, upon failure to make such designation or if such designee or designees shall have predeceased Officer, then to Officer’s estate. If at the time of Officer’s death Officer is divorced and the last beneficiary designation on file with the Committee, or its designee, is Officer’s former spouse the former spouse shall be deemed to have predeceased Officer and Officer’s remaining benefits shall be paid to Officer’s estate. Officer shall have the right to change the beneficiary designation from time to time by instrument in writing delivered to the Secretary of the Company.
7.    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Section 409A and related Treasury guidance and regulations. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
8.Nonassignabilitv. Officer, during his/her lifetime, and his/her designated beneficiary or beneficiaries after his/her death, shall not be entitled to commute, encumber, sell or otherwise dispose of his/her or their rights to receive the benefits provided for herein, and the right thereto shall be nonassignable and nontransferable and shall not be subject to execution, attachment or similar process.
9.Participation in Other Plans. Nothing herein contained shall in any manner modify, impair or effect the existing or future rights or interests of Officer to receive any employee benefits to which he is or would otherwise be entitled, or as a participant in the present or any future incentive bonus plan, stock option plan or pension or profit sharing plan of the Company.
10.Benefit. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, including any person, firm, corporation or other entity which, by merger, consolidation, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.
11.Amendment or Termination. This Agreement may be amended or terminated in whole or in part by mutual written agreement of the parties hereto; provided however, no termination of this Agreement shall have the effect of accelerating any payments due under this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first hereinabove written.

TRINITY INDUSTRIES, INC.

By:
Name:
Title:

OFFICER

Name:

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